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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                            Aspen Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                         FILING PURSUANT TO RULE 14a-12

         This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Aspen Technology, Inc. ("Aspen"), Advent International, Inc. ("Advent"), and the proposed sale of Aspen's Series D convertible preferred stock and warrants to Advent and holders of Aspen's Series B convertible preferred stock, and the exchange of shares of Aspen's Series B convertible preferred stock and warrants for Series D convertible preferred stock and warrants. Statements in this filing regarding these proposed transactions, the expected timetable for completing these transactions, and the benefits to be derived from the proposed transaction and any other statements about Aspen's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause events to differ materially from those indicated by such forward-looking statements, including: Aspen's ability to consummate the proposed financing transaction and the other factors described in Aspen's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and its most recent quarterly report filed with the SEC. Aspen expressly disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

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         The following is the text of the press release issued by Aspen on June
2, 2003 in connection with the proposed financing transaction with Advent and the holders of Aspen's Series B convertible preferred stock.

                  ASPEN TECHNOLOGY TO STRENGTHEN BALANCE SHEET
                             WITH PROPOSED FINANCING

     COMPANY WILL RETIRE SERIES B PREFERRED STOCK AND INTENDS TO REPURCHASE
                                CONVERTIBLE DEBT

Cambridge, Mass., June 2, 2003--Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services that improve profitability for process manufacturers, today announced it has entered into an agreement to strengthen its balance sheet.

Under the terms of the agreement, Advent International, a leading global private equity firm, will invest $100 million in cash to purchase a new issue of Series D convertible preferred stock from AspenTech. The Company will use $30 million of the cash proceeds and issue an additional $21 million of Series D preferred shares to redeem its Series B preferred shares, retiring the $60 million (of stated value) Series B preferred stock in its entirety. AspenTech will use up to $60 million of the remaining cash proceeds, net of fees and expenses, for working capital and to repurchase a significant portion of its convertible subordinated debentures, which matures in 2005, at prices attractive to the company. The Series D financing is subject to stockholder and regulatory approval, as well as other closing conditions.

AspenTech believes this financing will address near-term liquidity pressures and allow the Company to meet its outstanding obligations, while building shareholder value. Management and the Board of Directors believe this transaction will: 1) remove customer concerns surrounding the financial condition of AspenTech; 2) eliminate the Series B preferred stock, thereby eliminating its restrictive provisions and the potentially dilutive near-term issuances of common stock upon redemption; 3) improve the Company's near-term cash flow; 4) allow investors to analyze AspenTech's underlying equity value more clearly; and 5) enable management to focus its full attention on operational matters.

"In the two quarters since I became CEO, we have worked diligently to refocus and streamline our operations and, in the process, better match our spending with our revenues," observed David McQuillin, President and Chief Executive Officer of AspenTech. "We have substantially shrunk the GAAP loss and succeeded in returning the company to profitability, excluding restructuring and other charges, in each of the past two quarters. The next logical step in restoring and building shareholder value is to address the undeniable burden of our existing financial obligations. I firmly believe that it is in every stakeholder's interest to strengthen the balance sheet at this time, and that this financing will have a positive impact on long-term shareholder value."

The Series D shares will be convertible into common stock at a price of $3.33 per share. In conjunction with the Series D financing, AspenTech will issue to Series D holders warrants to purchase approximately 7.3 million common shares at a price of $3.33 per share. Series D holders will be entitled to receive dividends on their preferred shares at a rate of 8 percent annually. The Company has the flexibility to pay the dividends in cash or common stock, when and as declared by AspenTech, or to allow the dividends to accrue through redemption or conversion. The holders of the Series D shares will have the right to redeem for cash 50 percent of their Series D shares, plus accrued dividends, beginning in 2009, with the remainder of the issue becoming redeemable in 2010. The Company has the ability to redeem the Series D shares beginning in 2006, provided the Company's common stock has traded at a weighted-average

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price of at least $7.60 (pre-split) for 45 consecutive days. The Series D shares and new warrants will contain weighted-average anti-dilution protection.

Advent International, which has made more than 80 information technology investments in recent years, will have the right to appoint up to four of the nine directors on AspenTech's Board. Joining the Company's Board of Directors upon the closing of the Series D financing will be Doug Kingsley, Managing Director and Michael Pehl, Operating Partner of Advent International, and one or two additional independent members to be designated.

In connection with the financing, AspenTech also announced it will seek shareholder approval for a 1-for-3 share reverse stock split, in order to align shares outstanding and the resultant share price with traditional standards for companies of comparable size. Assuming the reverse split is approved, Aspen Technology will have approximately 27 million fully diluted shares outstanding at the current market price upon completion of the financing, including the conversion of the Series D preferred and the exercise of the Series D warrants. In the proxy statement relating to this transaction, shareholders will also be asked to approve an increase in the size of the employee stock option pool available for grant, to ensure that the Company's incentive compensation programs remain competitive.

The Company expects to file its proxy statement in connection with this financing with the Securities and Exchange Commission by mid-June 2003. Assuming no S.E.C. review of the proxy statement, AspenTech expects to hold a vote on the financing and related items in August and to close the financing shortly thereafter.

AspenTech will host a conference call to discuss the information in this release and related matters on Monday, June 2nd, 2003 at 8:30am, Eastern Time, which can be accessed at www.aspentech.com by clicking on the Investor Relations hyperlink. The live dial-in number for the call is 913-981-5507. A supplementary slide presentation relating to this announcement will also be posted on the Webcast portion of AspenTech's website. The teleconference will also be available for replay, beginning at 11:00 a.m. eastern time, by dialing 719-457-0820 and entering confirmation code 459086.

ABOUT ASPENTECH

Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech's engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset's operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for Enterprise Operations Management
(EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and TotalFinaElf. For more information, visit www.aspentech.com.

ABOUT ADVENT INTERNATIONAL

Advent International is one of the world's largest private equity firms, with $6 billion in cumulative capital raised and 14 offices in 13 countries. The firm has over 90 investment

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professionals operating in North America, Europe, Latin America and Asia. Since
its founding in 1984, Advent has financed over 500 companies and has helped businesses raise $10 billion through public equity and debt offerings. These include 128 IPOs on 20 stock exchanges worldwide. Advent is committed to helping management teams build successful businesses by applying its industry expertise, international resources and local market knowledge. For more information, visit www.adventinternational.com.

THE THIRD AND FOURTH PARAGRAPHS OF THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FOR THIS PURPOSE, ANY STATEMENT USING THE TERM "WILL," "SHOULD," "COULD," "ANTICIPATES," "BELIEVES" OR A COMPARABLE TERM IS A FORWARD-LOOKING STATEMENT. ACTUAL RESULTS MAY VARY SIGNIFICANTLY FROM ASPENTECH'S EXPECTATIONS BASED ON A NUMBER OF RISKS AND UNCERTAINTIES,
INCLUDING: ASPENTECH'S ABILITY TO REPURCHASE CONVERTIBLE SUBORDINATED DEBT AT ATTRACTIVE PRICES; ASPENTECH'S LENGTHY SALES CYCLE WHICH MAKES IT DIFFICULT TO PREDICT QUARTERLY OPERATING RESULTS; THE FTC'S INVESTIGATION OF ASPENTECH'S ACQUISITION OF HYPROTECH; FLUCTUATIONS IN ASPENTECH'S QUARTERLY OPERATING RESULTS; ASPENTECH'S DEPENDENCE ON CUSTOMERS IN THE CYCLICAL CHEMICALS, PETROCHEMICALS AND PETROLEUM INDUSTRIES; ASPENTECH'S ABILITY TO RAISE ADDITIONAL CAPITAL AS REQUIRED; ASPENTECH'S ABILITY TO INTEGRATE THE OPERATIONS OF ACQUIRED COMPANIES; INTENSE COMPETITION; ASPENTECH'S NEED TO DEVELOP AND MARKET PRODUCTS SUCCESSFULLY; RELIANCE ON RELATIONSHIPS WITH STRATEGIC PARTNERS; AND OTHER RISK FACTORS DESCRIBED FROM TIME TO TIME IN ASPENTECH'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ASPENTECH CANNOT GUARANTEE ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS. MOREOVER, NEITHER ASPENTECH NOR ANYONE ELSE ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF ANY FORWARD-LOOKING STATEMENTS. ASPENTECH UNDERTAKES NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PRESS RELEASE.

                                      * * *

         The following is the text of the script for Aspen's June 2, 2003 conference call in connection with the proposed financing transaction with Advent and the holders of Aspen's Series B convertible preferred stock.

         The management team of Aspen will be holding a conference call and simultaneous webcast to discuss the transaction today, June 2, 2003 at 8:30 a.m., Eastern time, which can be accessed at www.aspentech.com by clicking on the Investor Relations hyperlink. The dial in number for the call is 913-981-5507. The teleconference will also be available for replay, beginning at 11:00a.m., Eastern time, by dialing 719-457-0820 and entering confirmation code 459086.


                             ASPEN TECHNOLOGY, INC.

              SCRIPT FOR CONFERENCE CALL ANNOUNCING PROJECT ALPINE

1.     INTRO

       a. Welcome to Aspen Technology's conference call in connection with this morning's press release announcing a proposed transaction to strengthen the company's balance sheet. I'm Joshua Young, director of Investor Relations and with me today is David McQuillin, Chief Executive Officer, and Lisa Zappala, Chief Financial Officer.

       b. David and Lisa will begin shortly with some prepared remarks, during which they will refer to a short slide summary that is available on our website at WWW.ASPENTECH.COM by clicking on the investor relations tab and then selecting webcast hyperlink.

       c. In order to comply with applicable securities law restrictions, we will be unable to engage in a question and answer session on this conference call. In order to assist investors, we have filed an 8-K with the detailed transaction documents for this financing. Over the next few weeks, we also plan to file a proxy statement for the shareholder meeting, which will have additional information, including a detailed Q&A document on the proposed transaction.

       d. This call will be recorded and available for replay on our website or by dialing 719-457-0820 and entering confirmation code: 459086.

       e. Before we begin, I would like to make the usual safe harbor statement that during the course of this conference call, we may make projections or other forward-looking statements regarding future events, or the financial performance of the Company, that involve risks and uncertainties. The Company's actual results may differ materially from the projections described in such statements. Factors that might cause such differences include, but are not limited to, those discussed in the Risk Factors section of Forms 10-K, 10-Q and 8-K, as filed with the Securities and Exchange Commission.

       f. Also, please note that the following information is related to current business conditions and our outlook as of the time the information is provided. Consistent with our prior practice, we do not expect to update this information prior to release of our fourth quarter and full fiscal year results, in August.

       g. During the course of this call today, we will reference non-GAAP information as part of our guidance. In compliance with the SEC's Regulation G, please refer to our 8-K filings that include both our rationale for why we believe not-GAAP information is important in describing our operating performance.

       h.   Now I'll turn the call over to David McQuillin.

2.     WHAT WE ANNOUNCED

       a. Thanks, Joshua. I am very pleased to announce today a significant milestone for AspenTech, as Advent International has agreed to make a substantial equity investment into the company to help us strengthen our balance sheet. I'm going to spend the next few minutes describing the proposed transaction at a high level, as well as its strategic impact on our stakeholders and the motivations that led to this decision. Lisa will then address the expected impact on our financial position and prospects, the details of the transaction, and our estimated timing for key events during the proxy process. I'll finish by reviewing the reasons we believe this transaction paves the way forward for AspenTech and its constituents.

       b. As you know, earlier today we announced that we've signed a definitive agreement to significantly strengthen AspenTech's balance sheet.

       c. A graphic review of the proposed transaction can be found on the Slide titled "Sources/Uses". Under the agreement, AspenTech will issue a total of $121 million of a new series of convertible preferred stock, $21 million of which will be used as an exchange for Series B preferred shares. The company will receive $100 million from Advent International in new money;

       d. On the right side, you can see that up to, but no more than $45.0 million of cash proceeds may be used to repurchase outstanding 5.25% Convertible Subordinated Debentures at prices that are attractive to the company.

       e. Along with the exchange of $21 milllion Series D convertible preferred shares as partial payment, $30 million of the cash proceeds from the financing will be used to eliminate the outstanding Series B preferred shares, which otherwise would have been entitled to receive $60 million over the next eight months.

       f. The remaining cash proceeds, which we estimate will be a minimum of approximately $15 million, net of fees and expenses, will be used for working capital purposes.

       g. In addition to seeking approval for the new preferred share issuance and related balance sheet restructuring, we will also be asking shareholders to approve the following:

            i. an expansion of the employee stock option pool, in order to ensure that our compensation plans remain competitive; and

            ii. a 1-for-3 reverse stock split to place the share price, post-transaction, at a level that will more accurately reflect our improved financial position.

3.     STRATEGIC IMPACT

       a. Many of you are aware that our financial performance and operational effectiveness have improved substantially over the past two fiscal quarters.

       b. This progress has enabled management and the Board of Directors to turn our attention to the balance sheet, and to the underlying cash flow and liquidity issues that have hampered our recovery and will continue to do so until these issues are resolved.

       c. Balancing financial and business risk is a critical task for every company, and this issue has been at the top of my priority list since I've taken the helm.

            i. Many aspects of the business risk we face, such as the economy or the continuing FTC inquiry, are outside of our control.

            ii. The same cannot be said for our financial risk. Before we could address the issues relating to our balance sheet, we first had to restore the company to operating profitability.

            iii. As I mentioned earlier, we successfully accomplished that. Now, we are finally in a position to reduce the debt

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                   level, eliminate the near-term overhang and uncertainty
                   created from the highly restrictive Series B preferred stock, and add liquidity to our balance sheet.

       d. Both the Board and I agree that this transaction is absolutely CRITICAL to ALL of our stakeholders. It will impact our ability to deliver valuable solutions to CUSTOMERS, it will provide stability and continuity to our SHAREHOLDERS and EMPLOYEES, and finally it will enable my team to restore AspenTech to attractive growth and profitability.

            i. For CUSTOMERS, this transaction will eliminate concerns about the adequacy of our short-term cash position and long-term viability.

                   a. Over the past year, and especially in today's challenging environment, these balance sheet issues have created obstacles in the selling process for AspenTech. We believe this transaction is essential to restoring our top-line revenue performance.

                   b. With sufficient financial resources and relief from near-term repayment obligations, we believe we can return to working with customers on how we can help THEM with their OWN P&L's, and spend less time and energy discussing OUR balance sheet.

            ii. For COMMON SHAREHOLDERS, while there will be some dilution with this deal, we believe this transaction will better position our shares to appreciate over time as the performance of our underlying business improves. This transaction will resolve several issues that have created a significant overhang in the stock and would be expected to continue to negatively affect the stock for the foreseeable future.

                   a. Specifically, we know that concerns around near-term liquidity have prevented many potential investors from buying our common stock. Our goal with this transaction is to address these concerns, including:

                        i. Our debt maturity burden will be substantially reduced,

                        ii. The Series B preferred stock will be retired, thereby eliminating uncertainty regarding near-term redemptions, which could have led to significant issuances of common stock;

                        iii. Our cash position will be enhanced, which provides additional operating flexibility and cushion in the event of a prolonged or negative outcome from the FTC investigation, and

                        iv. Our near-term cash flow may increase with the retirement of debt and the associated cash interest expense, especially given the fact that the Series D preferred stock does not have mandatory cash dividend payments.

                   b. Finally, our balance sheet after the transaction will enable potential investors to more easily analyze the value of our underlying equity, thereby eliminating another barrier to prospective purchasers of our common stock.

            iii. For EMPLOYEES, the willingness of a respected private equity firm to make this substantial investment is important evidence that operational improvement is rewarded. The resulting financial stability, the planned restoration of normalized salaries, incentive bonuses, and other benefits previously curtailed over the past twelve months, will go a long way to boosting morale, as will the opportunity to participate in future appreciation in shareholder value.

            iv. For all stakeholders, this transaction eliminates the potentially onerous conditions of previous financings, most notably, the Series B preferred, which has severely limited our alternatives to raising additional capital and has caused considerable confusion among our shareholders.

            v. Another benefit of this transaction for all stakeholders will be improved near-term cash flow.

                   a. This will enable us to invest in growth and bring more profit to the bottom-line.

                   b. We will be in a better position to continue to meet our interest payments, and at maturity, the principal repayment, on our existing convertible subordinated debentures

                   c. And for those to whom AspenTech had outstanding obligations, this transaction enhances our ability to make those payments on a timely basis.

            vi. Lastly, but not insignificantly, upon completion of this transaction, AspenTech management will be able to refocus our complete energies on the strategy and execution of the business, without the daily distractions of short-term liquidity concerns.

4.     IDENTITY/MOTIVATION OF NEW INVESTOR

       a. Advent International, a leading global private equity firm, is making a substantial capital commitment. They have agreed to invest $100 million to purchase new Series D convertible preferred shares.

       b.   We selected Advent after an extensive evaluation of alternatives.

            i. They have an excellent track record and demonstrated expertise, with more than 80 investments in information technology and software.

            ii. As a firm, they have familiarity with AspenTech, having made two private investments in our company, in 1986 and 1991.

            iii. Another positive factor is their willingness to commit the time and focus of two of their senior executives, Doug Kingsley and Mike Pehl, who will be appointed to our Board of Directors once the transaction is approved.

       c. Advent chose ASPENTECH, after extensive due diligence, because they share our vision and believe that together we can create attractive returns for shareholders.

            i. The leadership at AspenTech appreciates the fact that this transaction represents a tremendous vote of confidence in our team, and in the value of our franchise.

            ii. We realize that Advent's commitment would not have been possible without the substantial improvement in our financial performance evident over the last six months.

            iii. Our entire organization undertook a series of difficult actions to restore the balance between revenues and spending, and the success is obvious from our reported results, as well as the willingness of an esteemed and independent investment firm to commit significant capital, both human and financial, to this endeavor.

       d. Now I'd like to turn it over to Lisa to discuss the transaction from a financial point of view.


5.     FINANCIAL STATEMENT IMPACT-BEFORE AND AFTER

       a. Thanks, David. I'll spend the next few minutes reviewing the impact of the proposed transaction on our balance sheet, P&L, and cash flow.

       b. The net impact of the transaction on the balance sheet, if we are successful in repurchasing convertible debt at attractive prices, is that we will reduce total debt by at least half, and total equity will increase by $62 million. The mechanics of this are as follows:

            i. We hope to reduce the outstanding amount of our convertible debentures by up to $45.0 to $50 million (face value).

            ii. Shareholders' Equity would increase by $87 million to reflect the Series D preferred; this entry will accrete to $121 million over seven years;

            iii. The series B preferred entry would decrease by $57 million, which is the amount that has accrued thus far toward the $60 million total obligation.

       c. Assuming we repurchase $45 million (face value) of our subordinated debentures, total debt as a percent of total capitalization, will decline from 46% to 23%.

            i. This includes our obligations to Accenture and our capital leases.

            ii. This is a dramatic improvement and well within the range of what is typical for companies in our sector.

            iii. The Series D, since it is preferred stock, is not technically a debt obligation. But since it is redeemable for cash in 2009 and 2010 if it has not yet converted, it has some debt-like characteristics and will sit as Mezzanine Equity on the balance sheet.

       d. We have not previously provided any level of detailed guidance for Fiscal Year 2004. However, in order to estimate the impact of this transaction on our P&L, we are providing conservative guidance for the next twelve months. From a net income and cash flow standpoint, we anticipate a positive impact from this transaction. However, in terms of net income available to common holders, both in the aggregate and earnings per share, this financing will be dilutive.

       e. First, in terms of guidance without the transaction, for fiscal year 2004, we are currently estimating total revenues of approximately $327 to $333 million.

            i.     We anticipate a full year operating margin between 4% and 6%.

            ii. We believe will generate net income, before preferred dividend or accretion of approximately $9 to $11 million.

            iii. However, given the Series B preferred dividends and accretion below the net income line, net income available to common shareholders will be approximately $3-5 million, or $0.06-0.10 per common share, assuming 49 million fully diluted shares outstanding.

            iv. Pro Forma or Adjusted earnings per share, which excludes the Series B dividend and accretion, would be approximately $0.18-$0.22.

            v. The weighted average share count assumes we will use common stock to meet our Accenture obligation in July 2003, and to redeem the maximum portion possible of our Series B preferred shares.

       f. Now, in terms of the impact of the transaction on the income statement:

            i. Interest income will increase, while interest expense will decline as we repurchase convertible debt.

            ii. This will result in net income, before preferred dividend or accretion, of approximately $11-13 million.

            iii. The shares underlying the new Series D preferred will increase weighted average shares outstanding.

            iv. Including Series D preferred dividends and accretion, we anticipate GAAP NET LOSS to common shareholders in the range of $2-4 million, or ($0.05)-(0.09) per common share.

            v.     This assumes 43.5 million fully diluted shares outstanding.

            vi. PRO FORMA OR ADJUSTED EARNINGS PER SHARE, EXCLUDING SERIES D DIVIDEND AND ACCRETION, would be approximately $0.14-$0.17 per common share.

            vii. This represents dilution of approximately 23%, using adjusted earnings per share as the relevant metric.

            viii. We believe adjusted earnings per share is the best metric to measure for several reasons:

                   1. First, we believe it is the most meaningful indicator of the Company's operating performance.

                   2. Second, while the amount of the preferred dividend is known, our ability to estimate preferred accretion right now with accuracy is limited due to variables that may change in determining the value of the Series D warrants.

       g. In terms of cash available relative to remaining obligations, we have previously said that we expect to end this fiscal year with cash and equivalents of approximately $49 million.

            i. The proposed transaction would raise that balance to approximately $109 million.

            ii. In addition, we anticipate we will generate an additional $30 to $50 million in cash over the next two years.

            iii. Post this transaction, on a pro forma basis, we estimate that, as of June 30th, we'll have remaining commitments over the next two years totaling $97 million, including the following obligations:

                   1. We will pay Accenture approximately $3 million in cash by the end of July 2003.

                   2. We will have approximately $86 million face value of convertible debentures outstanding, prior to any repurchase, which will mature in June 2005.

                   3. And finally, we will have capital lease obligations of approximately $6-$8 million.

            iv. Therefore, the near-term obligations would be more than covered by available cash on hand and that which we expect to generate.

6.     PRINCIPAL TERMS OF SERIES D PREFERRED/RELATED MATTERS

       a. Now, let me turn my attention to covering the details of Series D Preferred Stock.

            i. The shares will accrue dividends at a rate of 8%, which we can pay in cash or in stock, at the timing of our choice. For example, we can accrue dividends all the way to redemption.

            ii. The shares will be convertible at $3.33 per share, which represents a 12% discount to the average closing price for the last 15 trading days, and a 5% discount from the 30 trading day average.

            iii. The shares are redeemable in cash or stock by AspenTech beginning in three years, if the stock trades above $7.60 per share for 45 consecutive days.

            v. Series D holders can redeem half their shares for cash beginning in 2009, and the remaining half beginning in 2010, assuming they have not previously converted to common.

            vi. Series D holders will also receive a total of 7.3 million warrants with a strike price of $3.33 per share.

            vii. As is typical, the investors will have registration rights, anti-dilution protection, and other customary provisions.

            viii. As part of the agreement, Advent International will have the right to nominate up to four of our nine directors, upon the closing of the transaction, proportionate to their equity interest.

       b. In addition to seeking shareholder approval for the issuance of the Series D shares, we will also be asking holders to approve the expansion of the pool of options available for grant by approximately 5 million shares. These shares are intended to restore the competitiveness of our compensation programs, in connection with this transaction.

       c. The last piece of the transaction is the 1 for 3 reverse share split we are also seeking approval to implement. The intention is to reset the shares outstanding and share price at levels consistent with others in the industry.

            i. With this financing and our improved financial performance, a higher stock price seems a better reflection of our current condition.

            ii. With the proposed split, roughly $270 thousand in net income to common will equal a penny per share, and we'll have 27 million shares outstanding on a fully-diluted basis at the current market price, giving effect to the transaction.

            iii. Specific information regarding the mechanics of the stock split will be included in the proxy materials we will file with the S.E.C. shortly.

7.     ANTICIPATED TIMING

       a. Given the required shareholder approval, we currently anticipate that the entire transaction will take a few months to complete.

       b. Obviously, many of the factors that drive this timetable are outside of our control.

       c. Accordingly, what follows is our current best estimate, but it may change substantially.

            i. We expect to file a preliminary proxy statement with the S.E.C. outlining the details of the transaction by mid-June.

            ii. Assuming no S.E.C. review of the proxy filing, we would expect to mail the proxy materials in late June/early July.

            iii. During July, we will also meet with shareholders, seeking votes in favor of our proposals. At that time, we will also schedule a webcast for other investors, where we will share the same presentation and take your questions.

            iv. We currently expect to schedule the shareholder vote in August, once our audited results are available, and to close the transaction shortly thereafter. We will then be able to turn our undivided attention to operating the business!

            v.     Now I will turn it back to David to wrap up.

8.     WHAT WE'RE NOT CHANGING

       a. Thanks, Lisa. To sum things up, the proposed financing will transform our balance sheet and financial model. It is important to note that there are a number of aspects of our business that will NOT change.

       b. First, our basic business unit approach will remain focused on two primary areas: engineering solutions and manufacturing/supply chain solutions.

       c.   Our commitment to customer satisfaction will remain a key priority.

       d. Another factor that will not change is our drive for revenue growth and increased profitability. We will build value for shareholders as we grow the top and bottom lines.

       e. AspenTech will retain and invest in its reputation for unparalled product excellence.

       f. And we anticipate no significant changes to our strategy, and we have a great team of people responsible for implementing it.

9.     THE WAY FORWARD

       a. Now that we have established an acceptable operational model and demonstrated improved execution capability, this financing is not only the logical next step, it is essential. Before I close, I want to reiterate some of the key pieces of this transaction.

            i. The financing eliminates the uncertainties that have surrounded our balance sheet for more than twelve months.

            ii.    It improves our near-term cash position,

            iii. It prevents the onerous conditions of previous financings from creating considerable dilution for shareholders.

            iv.    It will bolster customer confidence in AspenTech, and finally

            v. It will enable the financial community to more easily analyze the underlying value of our equity for those investors considering purchasing of shares of our stock.

       b. Even without robust economic growth, we believe this financing, will lay a foundation for the Company to:

            i. Continue to deliver best-in-class solutions that meaningfully improve customer profitability;

            ii. continue to invest in new and enhanced products, customer support, and market leadership,

            iii.   reliably grow revenues,

            iv.    generate positive cash flow from operations,

            v.     and deliver attractive operating margins.

       c. As the economy improves, we expect our top and bottom line performance will grow more rapidly, as will shareholder value.

       d. Our target operating model contemplates operating margins in the mid-teens over the next two to three years, and we believe we can steadily improve our financial performance to reach these levels.

10.    CONCLUSION

       a. We are proud of what we have been able to accomplish over the last two quarters, from an operational standpoint.

       b. We are confident that this financing is the right thing for AspenTech at this time.

       c.   While we remain respectful of the challenges that lie ahead,

       d.   We are optimistic about the opportunities.

       e. We look forward to speaking with many of you in the coming weeks, after we release our definitive proxy.

       f.   With that, we're going to sign off for today.

       g.   Thank you for your time and your attention.



                                      * * *



         The following is the text of materials shown via webcast of Aspen's June 2, 2003 conference call in connection with the proposed financing transaction with Advent and the holders of Aspen's Series B preferred stock.




                             ASPEN TECHNOLOGY, INC.

                           CONFERENCE CALL REGARDING

                          BALANCE SHEET STRENGTHENING

                                    6/02/03

SAFE HARBOR STATEMENT

       Some of the information and comments in this presentation may contain forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the risks set forth under the caption "Risk Factors" in our 10K, 10Q and 8-K filed with the SEC.

SOURCES AND USES ($ MILLIONS)


             Sources                                    Uses
-------------------------------------   -------------------------------------
Series D Pfd. (new $ in)       $100.0   Conv. Sub Debs                 $ 45.0*
                                        Series B Pfd. (Cash)             30.0
                                        Fees/Expenses (est.)             10.0
                                        Working Capital                  15.0
-------------------------------------   -------------------------------------
Total Sources                  $100.0   Total Uses                     $100.0

o IN ADDITION, $21 MM OF SERIES D PREFERRED STOCK WILL BE EXCHANGED FOR $21 MM OF SERIES B PREFERRED STOCK. THE PREFERRED B STOCK WILL BE FULLY RETIRED.

* The company's projections for its use of capital represents an expected use of funds, but actual allocation may differ. The company expects to use up to, but no more than $45.5 million for the re-purchase of convertible bonds. The bonds will be re-purchased at prices that are attractive to the company.

IMPACT OF PROPOSED RESTRUCTURING

o    Removes customer and investor obstacles

o    Eliminates near-term liquidity risk, potentially onerous conditions

o    Dilutes common shareholders in the short-term

o    Paves way forward for appreciation in value

o    Enables management to focus on strategy and execution

KEY TERMS: SERIES D PREFERRED SHARES

o    Convert. at $3.33/share

o    8% dividend, accrued

o    Payable in cash or stock at AZPN's option

o    Company can elect to accrue dividends through redemption/conversion

o    7.3 million warrants at $3.33/share

o    50% redeemable by holders 2009 & 2010

o    Redeemable by AZPN in 2006 if shares trade above $7.60 (45 days)

o    Standard anti-dilution, reg. rights, etc.

o    Advent appoints up to 4 of 9 directors (2 Advent Partners, 2 Independent)

ANTICIPATED TIMING

o    File proxy                               (mid June)

o    Mail proxy                               (late June/early July)

o    Meetings w/investors, webcast            (July)

o    Q4 results & shareholder vote            (August)

o    Closing

WHAT WE'RE NOT CHANGING!

o    Drive for attractive growth, profitability

o    Commitment to customers

o    Solution focus, market leadership

o    Product excellence, quality reputation

o    Game plan, loyal employees, executive team

THE WAY FORWARD

o    Eliminates balance sheet uncertainties

o    Removes obstacles for customers, investors

o    Prevents potentially onerous conditions

o    Improves cash flow

o    Reveals true underlying equity value

o    Refocuses management energy on execution

           IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

         Aspen plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed transactions. The Proxy Statement will contain important information about Aspen, Advent International, Inc., the proposed transactions and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

         Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Aspen through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement by contacting Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, telephone (617) 949-1000.

         Aspen, Advent and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by Aspen's financing transaction. Information regarding Aspen's directors and executive officers is contained in Aspen's Form 10-K for the fiscal year ended June 30, 2002 and its proxy statement dated November 4, 2002, which have been filed with the SEC. As of June 1, 2003, Aspen's directors and executive officers beneficially owned approximately 2,300,000 shares of Aspen's common stock, representing approximately 5.9% of that class. As of June 1, 2003, Advent had no beneficial ownership of Aspen common stock.

         More information about the contemplated financing with Advent and the holders of Aspen's Series B convertible preferred stock will be set forth on Aspen's Current Report on Form 8-K filed with the SEC today.